Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

            The following is a list of subsidiaries of Splunk Inc. as of January 31, 2019:

Entity Name	Jurisdiction
Splunk Cayman Holding Ltd.	Cayman Islands
Splunk Information Technology (Shanghai) Co., Ltd.	Shanghai, PRC
Splunk Ireland Limited	Ireland
Splunk Services Australia Pty. Ltd.	Australia
Splunk Services Belgium BVBA	Belgium
Splunk Serviços do Brasil Ltda.	Brazil
Splunk Services Canada Inc.	British Columbia, Canada
Splunk Services Cayman Ltd.	Cayman Islands
Splunk Services France SAS	France
Splunk Services FZ-LLC	Dubai, UAE
Splunk Services Germany GmbH	Germany
Splunk Services Hong Kong Limited	Hong Kong
Splunk Services India Private Limited	India
Splunk Services Japan GK	Japan
Splunk Services Korea	Republic of Korea
Splunk Services LLC	Delaware, U.S.
Splunk Services Malaysia Sdn. Bhd.	Malaysia
Splunk Services Netherlands B.V.	The Netherlands
Splunk Services New Zealand Limited	New Zealand
Splunk Services Singapore Pte. Ltd.	Singapore
Splunk Services South Africa	South Africa
Splunk Services Sweden AB	Sweden
Splunk Services UK Limited	United Kingdom
Splunk Technology Consulting (Beijing) Co., Ltd.	Beijing, PRC
Caspida, Inc.	Delaware, U.S.
Drastin Inc.	Delaware, U.S.
Phantom Corporation (Australia) Pty Ltd	Australia
Phantom Cyber Corporation	Delaware, U.S.
Phantom International, LLC	Delaware, U.S.
SignalSense, Inc.	Washington, U.S.
VictorOps, Inc.	Delaware, U.S.